EXHIBIT 5.1

[Jones Day Letterhead]

July 8, 2004

Thomas Properties Group, Inc.

ARCO Plaza

515 South Flower Street, Sixth Floor

Los Angeles, California 90071

Re:	Thomas Properties Group, Inc.

Ladies and Gentlemen:

We are acting as counsel for Thomas Properties Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 19,170,500 shares of Common Stock, $0.01 par value per share, of the Company (the “Shares”) pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into between the Company and Friedman Billings Ramsey and UBS Investment Bank, as representatives of the underwriters to be named therein (“Underwriters”).

In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly authorized and, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid, and nonassessable.

Our examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly our opinion herein is limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.

Thomas Properties Group, Inc.

July 8, 2004

We hereby consent to the filing of this opinion as Exhibit 5.1 to Registration Statement No. 333-114527 (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

\s\ Jones Day